Exhibit T3A(i)

ARTICLES OF INCORPORATION

OF

ADVANCED FINANCIAL TECHNOLOGY, INC.

***

FIRST The name of the corporation is:

ADVANCED FINANCIAL TECHNOLOGY, INC.

SECOND Its principal office in the State of Nevada is located at One East First Street, Reno, Washoe County, Nevada 89501. The name and address of its resident agent is THE CORPORATION TRUST COMPANY OF NEVADA, One East First Street, Reno, Nevada 89501.

THIRD The purpose for which the corporation is organized it to engage in any lawful act, activity or business and to exercise any powers permitted to corporations under the General Corporation Law of the State of Nevada.

FOURTH Capital Stock

The amount of the total authorized capital stock of the corporation is One Thousand Dollars ($1,000.00) consisting of One Thousand shares of common stock of the par value of One Dollar ($1.00) each.

The shares of capital stock of the corporation, after the amount of the subscription price therefor (which shall not be less than the aggregate par value thereof) has been paid in full, shall be deemed fully paid shares of capital stock of the corporation and shall not be subject to any further call or assessment thereof, and the holders of such shares shall not be liable for any further payments in respect to such shares or liable to pay the debts of the corporation.

Cumulative voting by any stockholder is hereby expressly denied.

No stockholder of this corporation shall by reason of his holding shares of any class of stock have any preemptive or preferential rights to purchase or subscribe to any shares of any class of stock of this corporation nor or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class of stock, now or hereafter to be authorized, whether or not the issuance of such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such stockholder other than such rights, if any, as the board of directors in its discretion from time to time may grant, and at such price as the board of directors in its discretion may fix, and the board of directors may cause to be issued shares of any class of stock of this corporation, or any notes, debentures, bonds, or other securities convertible into, or carrying options or warrants to purchase, shares of any class of stock without offering any such shares or other securities either in whole or in part to the existing stockholders of any class of stock.

FIFTH The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of this corporation.

The name and address of the first Board of Directors, which shall be three (3) in number, is as follows:

Name	Post Office Address
Thomas G. Apel	Center 3000, Suite 239 300 United Founders Blvd. Oklahoma City, OK 73112

Carl N. Hearne	P. O. Box 199000 Dallas, Texas 75219

David W. Quinn	P. O. Box 199000 Dallas, Texas 75219

SIXTH The name and address of each of the incorporators signing the Articles of Incorporation are as follows:

Name	Post Office Address
Raymond G. Smerge	P. O. Box 199000 Dallas, Texas 75219

Betty Newman	P. O. Box 199000 Dallas, Texas 75219

SEVENTH The Corporation is to have perpetual existence.

EIGHTH In furtherance, and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

By resolution passed by a majority of the whole board, to designate one or more committees, each committee to consist of one or more of the directors of the corporation, which, to the extent provided in the resolution or in the by-laws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation Such committee or committees shall have such name or names as may be stated in the by-laws of the corporation or as may be determined from time to time by resolution adopted by the board of directors.

NINTH Meetings of stockholders may be held outside the State of Nevada, if the by-laws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Nevada at such place or places as may be designated from time to by the board of directors or in the by-laws of the corporation.

TENTH This corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by the Articles of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

WE, THE UNDERSIGNED, being each of the incorporators hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Nevada, do make and file these Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set our hands this 12th day of April, 1996.

/s/ Raymond G. Smerge
Raymond G. Smerge

/s/ Betty Newman
Betty Newman

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

On this 12th day of April, 1996 before me, a Notary Public, personally appeared Raymond G. Smerge and Betty Newman who severally acknowledged that they executed the above instrument.

/s/ Deborah Pearcy
Notary Public in and for State of Texas.
My commission expires:
10-21-96